Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO SUTRO BIOPHARMA, INC. IF PUBLICLY DISCLOSED.

AMENDMENT TO LICENSE AGREEMENT

This “Amendment” is entered into by and between Sutro Biopharma, Inc. (“Sutro”) and Tasly Biopharmaceuticals Co., Ltd. (“Licensee”; together with Sutro, the “Parties”), to amend the License Agreement entered into between the Parties as of December 24, 2021 (the “Agreement”). Section numbers and headings identified below correspond with section numbers and headings in the Agreement. Except as otherwise provided, definitions of capitalized terms are defined in the Agreement and incorporated herein by reference.

WHEREAS, Sutro plans to request an End-of-Phase 1 Meeting (the “EOP-1 Meeting”) with the FDA to discuss the [*] (the “Phase II Study”), as the Pivotal Study to support accelerated approval pursuant to Section 506(c) of the Food, Drug & Cosmetic Act, amended by section 901 of the Food and Drug Administration Safety and Innovation Act of 2012, and the relevant FDA regulations (the “Accelerated Approval”).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to amend the Agreement as follows:

1.
Section 6.01 Upfront Payment. Section 6.01 of the Agreement is hereby replaced with the following:

As payment for the rights and licenses granted to Licensee by Sutro under the Agreement, Licensee shall pay to Sutro a non-refundable, upfront payment of Twenty Five Million U.S. Dollars (USD $25,000,000.00) (“Upfront Payment”), which will be paid within [*] (as defined in Section 6, below), but not later than [*] (“Upfront Payment Deadline”), following execution of this Amendment by wire transfer of immediately available funds denominated in U.S. Dollars to an account designated by Sutro. Notwithstanding the foregoing, if the Licensee is subject to restrictions under Applicable Laws that prevent Licensee from making the Upfront Payment, or the closure of commercial banks, the government tax bureau, and/or the State Administration of Foreign Exchange in the People’s Republic of China prevent Licensee from making the Upfront Payment, Licensee shall provide written notice to Sutro at least [*] before the Upfront Payment Deadline, and the two Parties will then discuss an extension of the Upfront Payment Deadline in good faith. The Parties acknowledge and agree that, if Licensee fails to make the Upfront Payment as set forth above, this Amendment will immediately become null and void, and, without limiting the foregoing, Licensee will owe Sutro the amount set forth in Section 6.01 of the Agreement (as in effect prior to this Amendment) as provided for therein, and Licensee will not owe any obligations to Sutro under Section 6.01a and Section 6.02a of this

Amendment, including, without limitation, the “Conditional Upfront Payment,” the “BLA Milestone Payment,” and the “Enhanced Development Milestone Event No. 4 Payment,” as those terms are defined below.

2.
Section 6.01a Conditional Upfront Payment. The following Section 6.01a is hereby added to the Agreement immediately after Section 6.01:

Upon and only upon the satisfaction of the provisions set forth in Section 6.01a(a)-(b) below (collectively, “Conditional Upfront Payment Trigger”), Sutro will be paid a non-refundable payment of Fifteen Million U.S. Dollars (USD $15,000,000.00) (the “Conditional Upfront Payment”), as set forth in Section 6.01b below.

(a)
In the EOP-1 Meeting, Sutro will seek guidance from the FDA regarding [*] Accelerated Approval (the “Accelerated Approval Question”).
(b)
In response to the Accelerated Approval Question, the FDA will [*] . The Parties acknowledge and agree that the foregoing requirement will be deemed met even if [*]. The Parties further acknowledge and agree that a [*].

3.
Section 6.01b Conditional Upfront Payment Escrow Fund. The following Section 6.01b is hereby added to the Agreement immediately after Section 6.01a:

(a)
No later than [*] following execution of the Amendment (whichever is later), Licensee will fund an escrow account maintained in the People’s Republic of China and identified under the name of “Tasly Biopharmaceuticals Co., Ltd.,” by a mutually agreeable third-party agent (“Escrow Agent”) by delivering or causing to be delivered to the Escrow Agent an amount equal to the Conditional Upfront Payment (“Conditional Upfront Payment Escrow Fund”) pursuant to a separate agreement among Sutro, Licensee and the Escrow Agent (“Escrow Agreement”), which the Parties shall use diligent efforts to cause to be executed within [*] following the execution of this Amendment.

(b)
No later than [*] after the occurrence of the Conditional Upfront Payment Trigger, Sutro, acting in good faith, will deliver a written notice to Licensee and the Escrow Agent describing such occurrence in reasonable detail and instructing the Escrow Agent to make the Conditional Upfront Payment to Sutro out of the Conditional Upfront Payment Escrow Fund (“Sutro Notice”). Within [*] following Licensee’s receipt of the Sutro Notice (“Objection Period”), confirmation of which Licensee will provide by email to Sutro at [*] and to the Escrow Agent at the email address provided in the Escrow Agreement (for clarity the Sutro Notice shall be effective upon Licensee’s receipt), Licensee will deliver a written notice to Sutro and the Escrow Agent stating either that Licensee (i) does not object to the Escrow Agent making the Conditional Upfront Payment to Sutro out of the Conditional Upfront Payment

Escrow Fund; or (ii) objects to such payment, describing in reasonable detail the reason(s) why Licensee does not believe, acting in good faith, that the Conditional Upfront Payment Trigger has occurred (“Tasly Notice”). If Licensee does not object to the Escrow Agent making the Conditional Upfront Payment to Sutro out of the Conditional Upfront Payment Escrow Fund within the Objection Period, the Escrow Agent will pay such amount within [*] following (a) receipt of the Tasly Notice or (b) the expiration of the Objection Period if Licensee does not deliver the Tasly Notice within the Objection Period. If Licensee delivers the Tasly Notice by email (to be sent to Sutro at [*] and to the Escrow Agent at the email address provided in the Escrow Agreement), the Tasly Notice shall be deemed delivered on the date such email is received by Sutro.
(c)
Upon receipt of Licensee’s objection in the Tasly Notice, Sutro may provide to Tasly a written response within [*] following such receipt, and the Parties’ Senior Executives will meet (whether in person or via videoconference) to discuss in good faith their respective opinions with respect to the occurrence of the Conditional Upfront Payment Trigger. In the event the Senior Executives are unable, using good faith efforts, to resolve the matter within [*] following Sutro’s receipt of the Tasly Notice, the Parties will submit the matter to the “Expert” (defined below). The Expert will deliver to the Parties its written decision as to whether the Conditional Upfront Payment Trigger has occurred (including a detailed report as to such Expert’s rationale for such decision) within [*] following such submission, and such decision will be binding on the Parties and not appealable. If the Expert determines that the Conditional Upfront Payment Trigger has occurred, the Escrow Agent will make the Conditional Upfront Payment to Sutro out of the Conditional Upfront Payment Escrow Fund within the timeline set forth in the Escrow Agreement. For purposes of the above, “Expert” means [*], is not a current or former employee, contractor, agent, or consultant of either Party or its Affiliates and does not otherwise have any conflict of interest with respect to either Party or the matter described above.
(d)
The Parties will use their best efforts to select the Expert by mutual agreement within [*] following execution of this Amendment (“Selection Period”). If the Parties are unable to select the Expert within the Selection Period, within [*] following the end of the Selection Period, the Parties shall request that the International Chamber of Commerce (“ICC”) appoint the Expert within [*] from the receipt of such request under the then-applicable ICC procedure, and the Parties shall share [*] any associated fees or costs. The Parties will instruct the Expert to deliver his or her decision within [*] following the submission of the matter to the Expert. The Parties will share the fees and costs due to the Expert (collectively, “Expert Fees”) [*], provided that, upon receipt of the Expert’s decision, the non-prevailing Party will (i) [*] , and (ii) [*] .
(e)
If the Conditional Upfront Payment Trigger does not occur by [*], or following a determination by the Expert that the Conditional Upfront Payment Trigger has not occurred, the Escrow Agent will return the Conditional Upfront Payment Escrow Fund to Licensee. If the Expert fails to issue a decision on whether the Conditional Upfront Payment Trigger has occurred by [*], the Escrow Agent will return the Conditional Upfront Payment Escrow Fund to Licensee no later than [*], provided that, to the extent the Expert is not selected within [*] under the procedure set forth in Section 6.01b(d), then the foregoing timeline shall be commensurately extended to take into account any delay in selecting the Expert. After the Conditional Upfront Payment Escrow Fund is returned to Licensee pursuant to the first sentence of this Section 6.01b(e), Licensee will have no obligation to pay the Conditional Upfront Payment. If the Expert determines that the Conditional Upfront Payment Trigger has occurred but issues such decision after [*], then Licensee shall pay the Conditional Upfront Payment to Sutro within [*] following the delivery of such decision to the Parties, by wire transfer of immediately available funds denominated in U.S. Dollars to an account designated by Sutro.
4.
Section 6.02a Additional Development Milestone Payments. The following Section 6.02a is hereby added to the Agreement immediately after Section 6.02:
(a)
In the event that in a pre-BLA meeting for the Product, the FDA [*], then, in addition to the Development Milestone Payments set forth in Section 6.02, Licensee will pay to Sutro a non-refundable, payment of [*] (“BLA Milestone Payment”), within [*] of Licensee’s receipt of the Pre-BLA Minutes from Sutro, by wire transfer of immediately available funds denominated in U.S. Dollars to an account designated by Sutro. The Parties acknowledge and agree that the foregoing requirement will be deemed met even if the FDA’s statement were subject to conditions, provided that the FDA does not require that Sutro (i) [*], or (ii) [*]. Notwithstanding the foregoing, if the pre-BLA Minutes do not satisfy the requirements for the BLA Milestone Payment, the BLA Milestone Payment will be due within [*] of Licensee’s receipt of Sutro’s notice that [*] . The BLA Milestone Payment will not be due in the event the Conditional Upfront Payment has been duly paid to Sutro in accordance with Sections 6.01a and 6.01b.
(b)
The payment amount for the Development Milestone Event number 4 in the table set forth in Section 6.02 of the Agreement, under “Ovarian Cancer” (“Development Milestone Event No. 4 Payment”) shall be increased from [*] to [*] (“Enhanced Development Milestone Event No. 4 Payment”) in the event [*] . For the avoidance of doubt, (i) if Sutro is entitled to the Enhanced Development Milestone Event No. 4 Payment, it will not also be entitled to the Development Milestone Event No. 4 Payment; and (ii) in the event that [*] , the Development Milestone Event No. 4 Payment will remain US$5,000,000 and Sutro will not be entitled to the Enhanced Development Milestone Event No. 4 Payment.
5.
Section 6.09 Mode of Payment. Section 6.09 is hereby replaced with the following:

All payments due to Sutro, including payments due under this Article 6 of this Agreement, shall be made to Sutro’s account with [*] , or such other account regarding which Sutro may provide notice from time to time in accordance with this Agreement. Payments to Sutro at [*] may be made as follows:

PAY TO: [*]
ROUTING & TRANSIT NUMBER: [*]
SWIFT CODE: [*]
FOR CREDIT OF: Sutro Biopharma, Inc., 111 Oyster Point Blvd, South San Francisco, CA, USA
FINAL CREDIT ACCOUNT NUMBER: [*]
BY ORDER OF: Tasly Biopharmaceuticals Co., Ltd.

6.
For the avoidance of doubt, to the extent Sutro satisfies the requirements to earn the Conditional Upfront Payment, the BLA Milestone Payment, and the Enhanced Development Milestone Event No. 4 Payment, all such payments, in aggregate, shall not exceed [*].
7.
“Business Day,” solely for purposes of Section 6.01 of this Amendment, means any day other than (a) a Saturday or a Sunday or (b) a day on which (i) all commercial banking institutions in Shanghai, the People’s Republic of China, (ii) the government tax bureau in the People’s Republic of China, (iii) the State Administration of Foreign Exchange in the People’s Republic of China or (iv) Licensee’s offices in Shanghai, the People’s Republic of China, are required under Applicable Laws to be closed.
8.
This Amendment supplements and amends the Agreement. Except as set forth herein, this Amendment does not modify or replace any of the terms and conditions in the Agreement. For the avoidance of doubt, nothing in this Amendment affects the Development Milestone Payments, except as provided in Section 6.02a above, or modifies the rights and obligations of the Parties regarding the Product.
9.
This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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[SIGNATURE PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in duplicate by their respective duly authorized officers or representatives.

SUTRO BIOPHARMA, INC. By: /s/ William Newell Name: William Newell Title: Chief Executive Officer Dated: April 18, 2022	TASLY BIOPHARMACEUTICALS CO., LTD. By: /s/ Kaijing Yan Name: Kaijing Yan Title Chairman of the Board Dated: April 18, 2022